EXHIBIT 10.2

American Express Company (the "Company") maintains the American Express Company Pay-for-Performance Deferral Program for senior management as described below:

              DESCRIPTION OF PAY-FOR-PERFORMANCE DEFERRAL PROGRAM

         The Pay-for-Performance Deferral Program permits eligible participants to defer payment of their base salary, annual cash bonus or any payouts in respect of the Company's portfolio grant program pursuant to the Company's 1998 Incentive Compensation Plan, as amended; provided, however, that generally, the maximum total amount that a participant may defer into his or her deferral account from all sources under the deferral program in the annual election period (historically held in December) is one times base salary. The program annually credits interest equivalents to, or reduces the value of, deferred amounts according to a schedule based on the reported annual return on equity ("ROE") of the Company. The Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee") of the Company may adjust the schedule, prospectively or retroactively, in its sole discretion without a participant's prior consent or notice. In November 2004, the Committee set the overall schedule of rates at which interest equivalents are credited to deferred amounts, such that the rates for amounts deferred beginning in 2005 range from 0% (if the Company's ROE for a given year is 1%) to a maximum of 14% (if the Company's ROE for a given year is 25% or more). Deferred balances are reduced in value if the annual ROE is zero or less for a given year.

         If a participant elects to defer any compensation under the Pay-for-Performance Deferral Program, he or she must defer such compensation for at least five years. In the event a participant's employment by the Company or any of its subsidiaries terminates prior to the end of the minimum five-year deferral period for any reason other than retirement, disability or death, then the participant's account is paid out in a lump sum with interest equivalents credited or debited for the entire period of deferral at the lesser of (i) the initial deferred amount credited or debited annually at the ROE-based rate described above or (ii) the initial deferred amount credited annually with the rate of return on the applicable five-year U.S. Treasury note. In the event a participant's employment by the Company or any of its subsidiaries terminates on or after the end of the minimum five-year deferral period for any reason other than retirement, disability or death, then the participant's account is paid out in a lump sum with interest equivalents credited or debited annually using the ROE-based rate described above.

         The Committee may delay payments under the program until they are fully deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.